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Exhibit 10(m)

SEPARATION AND CONSULTING AGREEMENT

    This Separation and Consulting Agreement (the "Agreement") is made and entered into on July 17, 2000 by and between Thomas J. McGoldrick ("McGoldrick"), a Minnesota resident, and Minntech Corporation ("Company"), a Minnesota corporation.

BACKGROUND

    A.  McGoldrick has been employed by the Company for fifteen years, and has served as a Director, Vice Chairman of the Board, and as President and Chief Executive Officer.

    B.  By agreement of the parties, McGoldrick's separation from the Company will be effective July 7, 2000.

    C.  The parties have agreed that McGoldrick will continue to render services to the Company as a consultant and will not enter into competition with the Company for certain time periods thereafter.

    D.  McGoldrick will continue to serve as a Director of the Company until the expiration of his current term.

    E.  The parties are concluding their employment relationship amicably, but mutually recognize that any employment relationship may give rise to potential claims or liabilities.

    F.  The parties expressly deny that they may be liable to each other on any basis or that they have engaged in any improper or unlawful conduct or wrongdoing against each other, and McGoldrick and the Company desire to resolve all issues potentially in dispute between them.

    G.  McGoldrick and the Company have agreed to a full settlement of all issues potentially in dispute between them.

    H.  One of the purposes of this Agreement is to provide for the exchange of consideration between the parties, to provide for the exchange of releases of claims and potential claims between the parties, and to consolidate within one document the parties' continuing obligations to each other.

    NOW, THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Releases referred to below, the parties agree as follows:

    1.  Release of Claims by McGoldrick.  Concurrently with the execution of this Agreement, McGoldrick will execute a release, in the form attached to this Agreement as Exhibit A ("McGoldrick Release"), in favor of the Company, its insurers, affiliates, divisions, directors, officers, employees, agents, successors, and assigns. This Agreement shall not be interpreted or construed to limit the McGoldrick Release in any manner. The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the McGoldrick Release.

    2.  Release of Claims by the Company.  Concurrently with the execution of this Agreement, the Company will also execute a release, in the form attached to this Agreement as Exhibit B ("Minntech Release"), in favor of McGoldrick and his heirs, successors, representatives, and assigns. This Agreement shall not be interpreted or construed to limit the Minntech Release in any manner. The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Minntech Release.

    3.  Consulting Relationship.  McGoldrick will become a consultant to the Company and shall perform such services for the Company as set forth in this paragraph 3.

      a.  Term.  McGoldrick's consultancy with the Company shall begin on July 8, 2000 and end on July 7, 2001 (the "Consultancy Period").

      b.  Status.  As a consultant to the Company, McGoldrick shall be an independent contractor and not an employee of the Company.

      c.  Reporting Relationship.  McGoldrick will interact with and report to the Company's Chairman and Chief Executive Officer (the "CEO").

      d.  Duties.  McGoldrick shall perform work for the Company at the Company's request, subject to the limitations described in subparagraph 3.e., related to the Company's business. By way of example, McGoldrick shall consult with and advise the Company's senior managers and other Directors at their request at mutually agreed upon times concerning the general business of the Company. During the Consultancy Period the Company shall provide McGoldrick with files and other information that he reasonably requires to perform his duties as a consultant to the Company.

      e.  Time.  At the Company's request, McGoldrick will devote up to an average of 4 hours per month to his duties as a Consultant.

      f.  Location.  McGoldrick will perform his duties as a consultant at any location chosen by him (including his residence).

      g.  Expenses.  The Company will reimburse McGoldrick for his actual operating expenses as a consultant, such as long-distance telephone and facsimile charges and copier expense. In addition, the Company will reimburse McGoldrick for his actual travel expenses, such as registration fees, air fare, hotel, meals, ground transportation, and incidentals, for his attendance at industry trade shows outside the Twin Cities metropolitan area, so long as McGoldrick's attendance at a given trade show is requested and approved in advance by the CEO. McGoldrick will be responsible for submitting to the CEO a report on a form provided by the Company showing all of his monthly operating expenses and travel expenses as a consultant to the Company with supporting documentation. The Company will make reimbursement payments to McGoldrick within 30 days following the Company's receipt of an expense report from him.

      h.  Intellectual Property.

         (i) All Inventions related to Minntech Products (defined in subparagraph 8(a)(iii) below) made by McGoldrick during the Consultancy Period are the exclusive property of the Company unless released to McGoldrick in writing by the CEO.

        (ii) Except as otherwise provided in subparagraph h.(iii)B. below, the Company will not be required to designate McGoldrick as inventor of any invention or author or any related documentation distributed publicly or otherwise. McGoldrick waives and releases, to the extent permitted by law, all rights to the foregoing.

        (iii) McGoldrick further agrees that he will:

          A.  promptly and fully disclose all Inventions in writing to the CEO; such disclosure will include, if requested, a detailed report of the procedures employed and the results achieved by McGoldrick; and

          B.  give the Company all assistance it requires to perfect, protect, and use its rights to Inventions, including, but not limited to, signing all documents, doing all things, and supplying all information that the Company may deem necessary or desirable to: (1) transfer or record the transfer of McGoldrick's entire right, title, and interest in Inventions to the Company, and (2) enable the Company to obtain and maintain patent, copyright, or trademark protection for Inventions anywhere in the world.

        (iv) The obligations of this subparagraph 3.h. will continue beyond the end of the Consultancy Period with respect to Inventions conceived or made by McGoldrick during the

    Consultancy Period. For purposes of this Agreement, any Invention relating to existing or reasonably foreseeable Minntech Products or related to areas in which McGoldrick provides consulting services and for which McGoldrick files a patent application within one year after the end of the Consultancy Period will be presumed to be an Invention conceived by McGoldrick during the Consultancy Period, subject to proof to the contrary that such Invention was conceived and made following termination of the Consultancy Period.

        (v) For purposes of this subparagraph 3.h., "Invention" means any invention, discovery, improvement, concept, idea, method of doing business whether or not patentable (including those which may be subject to copyright protection), including, but not limited to, computer software and hardware technology, machines, devices, processes, methods, techniques, and formulae which are generated, conceived, or reduced to practice by McGoldrick alone or in conjunction with others, during or after working hours, while serving as a consultant to the Company.

        (vi) McGoldrick is hereby notified that this Agreement does not apply to any invention for which no equipment, supplies, facility, trade secret information, or Confidential Information (defined in subparagraph 8.(a)(iv) below) of the Company was used and which was developed entirely on McGoldrick's own time, and (1) which does not relate directly to the existing business of the Company or to the Company's actual or reasonably foreseeable research or development; or (2) which does not result from any work performed by McGoldrick for the Company.

      i.  Termination.  McGoldrick's consultancy with the Company will end immediately upon (i) McGoldrick's death or disability; (ii) McGoldrick's receipt of written notice from the Company of the termination of McGoldrick's consultancy for Cause; or (iii) upon expiration of the term of the consultancy. The date on which the consultancy ends will be the "Consultancy Termination Date."

      j.  Payments upon Termination.  (i) If McGoldrick's consultancy ends by reason of expiration of the term of the consultancyor if McGoldrick dies or becomes disabled prior to July 7, 2001, then the Company will pay McGoldrick's Consultant's Fee through the end of the Consultancy Period.

        (ii) If McGoldrick's consultancy ends by reason of termination by the Company for Cause, then the Company shall pay McGoldrick's Consultant's Fee through the end of the month in which the Consultancy Termination Date occurs. Termination of McGoldrick's consultancy by the Company for Cause as used herein shall mean termination for:

          A.  McGoldrick's failure or refusal to perform his duties as a consultant under this Agreement, provided that the Company first gives McGoldrick written notice of such failure or refusal and allows him 30 days thereafter to remedy or correct such failure or refusal; or

          B.  material breach of the Agreement by McGoldrick provided that the Company first gives McGoldrick written notice of such breach and allows him 30 days thereafter to remedy or correct such breach.

    "Disability" as used herein shall mean the inability of McGoldrick to perform his duties as a consultant by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 hours or more. A period of inability will be "uninterrupted" unless and until McGoldrick is able to work as a consultant for a continuous period of at least 30 hours per month.

        (iii) If the Company terminates McGoldrick's consultancy for Cause under Section 2.i.(ii), any exercisable Stock Options shall be exercisable for a period of 90 days from the date of such notice of termination, unless the Company terminates this Agreement for material breach under Section 8.a.,8.c. or 13 in which case any exercisable Stock Options shall be exercisable until the end of the business day following the day that McGoldrick receives written notice of such termination by the Company, and this Agreement shall terminate. Notwithstanding the foregoing, Sections 1, 2, 3(h), 3(j), 7, 8, 9, 10, 11, 12, 13, 14, 15, 17, 20, 21, 22, 23, 24, 25, 29 and 30 and the time periods stated therein, if any, shall survive any such termination.

    4.  Payments.  In consideration of McGoldrick's past services to the Company as a director, employee, and officer of the Company and his agreements to continue to render services to the Company as a consultant and not to enter into competition with the Company as provided in this Agreement, the Company will make the payments set forth in subparagraph 4.a. below to McGoldrick or for his benefit, but only if (i) McGoldrick has not rescinded this Agreement or the McGoldrick Release within the applicable rescission period; and (ii) the Company has received written confirmation from McGoldrick, in the form attached to this Agreement as Exhibit C, dated not earlier than the day after the expiration of the applicable rescission period, that McGoldrick has not rescinded and will not rescind this Agreement or the McGoldrick Release. Payment of any amount set forth below will not modify or terminate the parties' obligations to each other as established by this Agreement. The payments set forth below will be sent by first-class mail to McGoldrick's last known residence address, unless he advises the Company in writing that he wants the payments sent to a different address.

      a.  Consultancy Fee.  The Company shall pay McGoldrick (or his designated beneficiary or estate, as the case may be) a total amount equal to $276,917, in 26 approximately equal bi-monthly installments less applicable payroll and legal withholding taxes during the period from July 8, 2000 through July 7, 2001; provided, however, that no installment will be paid to McGoldrick before the second business day following the expiration of the applicable rescission period (the "Payment Date"). Any installments otherwise due prior to the Payment Date will not be forfeited but will be paid to McGoldrick on the Payment Date. The Company shall also pay to McGoldrick on July 7, 2000 a lump sum payment $11,715.44 less applicable payroll and legal withholding taxes for earned vacation of 15 days.

      b.  Loan Outstanding.  McGoldrick acknowledges that he owes the Company an amount equal to $63,787.87 in accordance with that certain Promissory Note dated April 14, 1997 between the Company and McGoldrick, attached hereto as Exhibit D. At such time as the Company owes McGoldrick, in accordance with the terms of this Agreement, an amount equal to $63,787.87 plus interest accruing thereon at the rate of 6.49% per annum from the Effective Date of this Agreement, then McGoldrick shall pay such amount to the Company in full upon written notice thereof. If the Company does not receive such amount from McGoldrick then the Company shall have the right of offset against all remaining amounts owing to McGoldrick under the terms of this Agreement and McGoldrick waives any rights he may have against the Company to such amount.

      c.  Auto.  On the Effective Date, McGoldrick shall pay to the Company an amount equal to $22,215.20, which amount the parties agree is the fair market value of the 1997 Audi Cabriolet (VIN#WAUAA87G7VN003356) provided to McGoldrick by the Company. Upon payment of such amount, the Company shall assign the title to the car to McGoldrick. If McGoldrick does not pay such amount then on July 7, 2000 he shall turn the keys and the car into the Company's CEO.

      d.  Beneficiary Designation.  Any designation of a beneficiary for purposes of subparagraphs 4.a. above must be made by McGoldrick in writing and must be furnished to the Company's Executive Vice President and General Counsel. If no effective beneficiary designation is on file with the Company at the time of McGoldrick's death, then any remaining Consultant's Fee will be paid to his estate.

    5.  Stock Options.  (a) McGoldrick is a participant in the Company's 1989 and 1998 Stock Option Plans (the "Stock Plans"). Under the terms of the Stock Plans and McGoldrick's agreements relating to options to purchase shares of the Company's common stock (the "Option Agreements"), as of July 7, 2000 McGoldrick is fully vested in options to purchase a total of 217,000 shares of the common stock of the Company, which are listed in Schedule 1 attached to this Agreement (the "Stock Options"). McGoldrick understands that if he does not exercise his incentive stock options to purchase 47,562 shares of common stock of the Company (the "47,562 Shares") on or before October 7, 2000, then the 47,562 Shares will become nonqualified stock options. McGoldrick also understands that options to purchase 30,000 shares of the common stock of the Company (the "30,000 Shares") must be exercised on or before April 2, 2001 as set forth in the attached Schedule 1; if he does not exercise the 30,000 Shares by that date, then the 30,000 Shares will lapse. All other remaining options (187,000 shares) shall be exercisable during the term of this Agreement until the end of the business day on July 7, 2001, thus extending the period to exercise such options under the Option Agreements in respect thereof by an additional nine-month period.

      (b) If McGoldrick rescinds this Agreement and the McGoldrick Release prior to the termination of the applicable rescission period, then he must exercise the 217,000 shares on or before October 7, 2000. If McGoldrick does not rescind this Agreement and the McGoldrick Release, then the Board will take the required action to extend the time for McGoldrick to exercise any stock options held by him that were not previously exercised until the earlier of July 7, 2001 or three months after the Company has given McGoldrick notice in writing that he is in violation of the terms of this Agreement under Sections 8.a., 8.b., 8.c., 14, 15, or 16.

    6.  Insurance Continuation.

      a.  Health Insurance.  During the Consultancy Period the Company shall make group health insurance and supplemental life insurance available to McGoldrick on the same basis and on the same terms that such insurance is made available to senior executives of the Company. The Company will pay the same portion of the premium as the Company pays for its senior executives for such coverage, and any portion of the premium for such coverage payable by McGoldrick will be paid by him at least monthly on or before the last day of each month during which he is subject to such coverage. The Company will have no obligation to pay any portion of any premiums for either group health insurance coverage or for an individual health insurance policy provided by the Company after the month in which the Consultancy Period ends. McGoldrick acknowledges that his separation from the Company as of July 7, 2000 is a qualifying event under COBRA and that his right to elect under COBRA health insurance coverage provided by the Company will terminate no later than January 7, 2002 as provided by current law. If the Consultancy Period ends for any reason prior to January 7, 2002, then McGoldrick will have the right to elect under COBRA group health insurance coverage provided by the Company under such terms existing at the time of such election as are made available to similarly-situated former employees of the Company, provided that McGoldrick pays 102 percent of the cost of the health insurance option selected by McGoldrick and provided by the Company as provided by law until January 7, 2002, or until he obtains other qualifying group coverage or his COBRA rights terminate for some other reason, if earlier.

      b.  Life Insurance.  McGoldrick will have the right to continue his group life insurance and supplemental life insurance coverage after July 7, 2000 under Minnesota law under such terms as are made available to similarly-situated former employees of the Company, provided that McGoldrick pays 102 percent of the cost of that insurance as provided by law, for 18 months, or until he obtains other qualifying group coverage or his statutory rights terminate for some other reason, if earlier.

    7.  Retirement Plans.  McGoldrick is a participant in the Minntech Profit Sharing and Retirement Plan and in the Supplemental Executive Retirement Plan (the "Retirement Plans"). McGoldrick will be entitled to begin drawing his retirement benefits at the times and under the terms and conditions set forth in the Retirement Plans.

    8.  No-Competition, Non-Solicitation, and Non-Disclosure Agreements.

      a.  Agreement Not to Compete.

         (i) McGoldrick will not, on or before July 7, 2003, without the prior written consent of the Company, either directly or indirectly through third parties, on his own account or in the service of others, engage in the design, development, assembly, manufacture, marketing, or sale of a Competitive Product in any area or territory in which the Company engages or will have engaged in business during the Consultancy Period.

        (ii) For purposes of this Agreement "Competitive Product" means any product, process, or service (including any component thereof or research to develop information useful in connection with a product or service) that is being designed, developed, assembled, manufactured, marketed, or sold by anyone other than the Company and which is of the same general type, performs similar functions, competes with, or is used for the same purposes as an existing or reasonably foreseeable Minntech Product.

        (iii) For purposes of this Agreement "Minntech Product" means any existing product, process, or service or reasonably foreseeable product, process or service (including any component thereof or research to develop information useful in connection with a product or service) that, within three years prior to the termination or expiration of the Consultancy Period, was being designed, developed, assembled, manufactured, marketed, or sold by the Company, or with respect to which the Company had acquired Confidential Information which it intends to use in the design, development, manufacture, assembly, or sale of a product or service. Notwithstanding the foregoing, the definition of Minntech Product shall specifically exclude those products that the Company has divested of and ceased selling and/or has abandoned excluding oxygenators, cardioplegia heater coolers, and cardioplegia heat exchanges.

        (iv) For purposes of this Agreement "Confidential Information" means information not generally known, including trade secrets, about the Company's methods, processes, and products, including, but not limited to, information relating to such matters as research and development, manufacturing methods, processes, techniques, chemical composition of materials, applications for particular technologies, materials or designs, vendor names, customer lists, management systems, and sales and marketing plans. All information disclosed to McGoldrick or to which McGoldrick has access during the Consultancy Period or had access during the time of his employment with the Company, which he has a reasonable basis to believe is Confidential Information or which is treated by the Company as Confidential Information, will be presumed to be Confidential Information. Confidential Information shall exclude information that (i) is in the public domain or otherwise becomes part of the public domain through no fault of McGoldrick; (ii) McGoldrick can verify was in his lawful possession prior to having received the Confidential Information from the Company; (iii) is received by McGoldrick from a third party without a breach of confidentiality owed by the third party to the Company; (iv) McGoldrick can verify was independently developed by him without having knowledge of the Company's Confidential Information; or (v) the disclosure of which may be necessary by reason of legal or regulatory requirements (provided that McGoldrick first gives reasonable notice to the Company to permit it to oppose such requirement).

      b.  Agreement Not to Solicit Employees.  McGoldrick will not, on or before July 7, 2003, without the prior written consent of the Company, solicit any person who is then employed by or otherwise engaged to perform services for the Company to terminate his or her relationship with the Company or interfere with the Company's relationship with any such person. McGoldrick will not, on or before July 7, 2003, without the prior written consent of the Company, provide substantive or qualitative information regarding any person who is then employed by or otherwise engaged to perform services for the Company to any person or entity engaged in the design, development, assembly, manufacture, marketing, or sale of a Competitive Product in any area or territory in which the Company engages or will have engaged in business during Consultancy Period.

      c.  Agreement Not to Disclose Confidential Information.  (i) McGoldrick will not, without the prior written consent of the Company, directly or indirectly use or disclose Confidential Information for the benefit of anyone other than the Company, either during or after the Consultancy Period or during or after the time of his employment with the Company. McGoldrick will hold secret and confidential all Confidential Information of the Company concerning which McGoldrick has acquired knowledge or information during the Consultancy Period or during the time of his employment with the Company. McGoldrick will not disregard his obligations of confidence by using any trade secret or other confidential business and/or technical information of which he becomes informed during the Consultancy Period or was informed during his employment to guide him in a search of publications or other publicly available information, selecting a series of items of knowledge from unconnected sources, and fitting them together to claim that he did not violate any agreements set forth in this Agreement.

        (ii) In addition to the foregoing, in no event shall Confidential Information be used by McGoldrick or any of McGoldrick's affiliates (as defined in Section 13) in connection with purchases or sales of, or trading in, any securities of the Company, including but not limited to direct or indirect purchases or sales, offers or agreements to purchase or sell, or rights or options to purchase or sell any such securities. McGoldrick acknowledges that he is aware of his responsibilities under United States federal and state securities laws with respect to trading in securities while in possession of material non-public information obtained from the issuer of such securities and with respect to providing such information to other persons who purchase or sell securities of such issuer.

      d.  Scope of Restrictions.  The parties intend that, if any court of competent jurisdiction holds that any restriction in subparagraphs 8.a. through 8.c. above exceeds the limit of restrictions that are enforceable under applicable law, then the restriction will nevertheless apply to the maximum extent that is enforceable under applicable law.

    9.  Company Cooperation.  The Company will ensure that all proper steps are followed to comply with McGoldrick's written instructions with respect to his stock options, retirement benefits, and health and life insurance benefits, and will provide him with information that he reasonably requires in accordance with the applicable employee benefit plans sponsored by the Company in which he is a participant.

    10.  Indemnification.  Notwithstanding McGoldrick's separation from the Company, with respect to events that occurred during his tenure as an employee or officer of the Company, McGoldrick will be entitled, as a former employee or officer of the Company, to the same rights that are afforded to senior executive officers of the Company, now or in the future, to indemnification and advancement of expenses provided in the charter documents of the Company and under applicable law or otherwise, and to coverage and a legal defense under any applicable general liability and/or directors' and officers' liability insurance policies maintained by the Company.

    11.  McGoldrick Representation.  McGoldrick represents that, during the entire period that he was an employee or officer of the Company, he acted in good faith, had no reasonable cause to believe that his conduct was unlawful, and reasonably believed that his conduct was in the best interests of the Company. The parties intend that the terms used in this paragraph will have the same meaning as the same terms used in paragraph 302A.531 of the Minnesota Statutes.

    12.  Company Representation.  The Company represents that on the date of this Agreement no transaction or other event has occurred that would constitute a "Change in Control" as that term is defined in the Management Agreement dated September 1, 1996 between McGoldrick and the Company. McGoldrick acknowledges that he will be relinquishing his rights under the Management Agreement upon execution of this Agreement and the McGoldrick Release of Claims.

    13.  Standstill.  McGoldrick agrees that during the Standstill Period (as hereinafter defined), McGoldrick and his affiliates [as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")] will not (and he and they will not assist or encourage others to), directly or indirectly:

      (a) Acquire or agree, offer, seek, request permission or propose to acquire, or cause to be acquired (by merger, tender offer, purchase, statutory share exchange or otherwise), ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the Company's assets (other than acquisitions of inventory in the ordinary course of business) or businesses or any voting stock that would result in beneficial ownership by you and your affiliates of voting stock of the Company in excess of 4% of the total voting power of the outstanding shares of stock of the Company in the aggregate, for which purpose any rights or options (including without limitation convertible securities) to acquire such ownership of voting stock shall constitute beneficial ownership of such voting stock, regardless of when they are exercisable (except, in each event, pursuant to any proposal expressly solicited by the Chief Executive Officer of the Company, and in such event such proposal shall not be pursued by you or your affiliates if you are hereafter advised by the Chief Executive Officer of the Company that the Company is no longer interested in pursuing such proposal, provided, however, that nothing contained herein shall preclude you from orally contacting the Chief Executive Officer of the Company to inform him that you are interested in pursuing such a proposal if invited to do so by the Chief Executive Office of the Company); or

      (b) seek or propose to influence or control the management or policies of the Company or to obtain representation on the Company's Board of Directors, or solicit, or participate in the solicitation of, proxies or consents with respect to any securities of the Company in connection with the election of directors or any other matter or disclose to the public by press release or other communication its or their position concerning the election of directors or any other matter to be considered by the shareholders of the Company, or request permission to do any of the foregoing; or

      (c) make any other public announcement with respect to any of the foregoing; or

      (d) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or

      (e) contact any employee, representative, agent, or Board member of the Company other than the Company's Chief Executive Officer to request that the Company, directly or indirectly, waive or amend any provision of this paragraph 13.

As used herein, the Standstill Period means the period commencing as of the date hereof and terminating one year from the date hereof. McGoldrick covenants that as of the date hereof neither he nor any of his affiliates are engaged in any discussions regarding any acquisition proposal and that any prior discussions regarding any acquisition proposal have been terminated.

    14.  Mutual Non-Disparagement.  McGoldrick will not disparage, defame, or besmirch the reputation, character, image, products, or services of the Company, or the reputation or character of its directors, officers, employees, or agents. The Company will not disparage, defame, or besmirch the reputation, character, talents, skills, business reputation, or image of McGoldrick.

    15.  Claims and Actions Involving the Company.  During the period commencing on the Effective Date and ending two years from the Effective Date, McGoldrick will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents, nor will McGoldrick voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents; provided, however, that this paragraph will not be interpreted or construed to prevent McGoldrick from giving testimony in response to questions asked pursuant to a legally enforceable subpoena, deposition notice, or other legal process, during any legal proceedings involving the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents.

    16.  Waiver of Notice.  Concurrently with the execution of this Agreement, McGoldrick shall execute a Waiver of Notice in substantially the form attached hereto as Exhibit E.

    17.  Company Property.  The Company hereby sells to McGoldrick for $1.00 (i) the mobile telephone the Company has previously provided to him and agrees to allow McGoldrick the use of the mobile telephone for business purposes up to a maximum charge of $50 per month until the earlier of (x) the expiration of the Consultancy Period or (y) upon full-time employment by a third party; (ii) the personal computer, lap top computer, and fax machine the Company has previously provided to him. McGoldrick shall return to the Company all other equipment, records, correspondence, documents, financial data, plans, computer disks, and other tangible property in his possession and all copies thereof, if any, belonging to the Company, wheresoever located. McGoldrick acknowledges that all files related to the Company's business that may have been downloaded onto his personal computer during his employment with the Company and all copies thereof constitute confidential information of the Company and is the property of the Company for purposes of this paragraph 16 and shall be returned to the Company and otherwise immediately deleted from all computer systems under McGoldrick's control.

    18.  Time to Consider Agreement.  Because this Agreement includes a release of any rights McGoldrick may have under the Age Discrimination in Employment Act, under federal law the parties acknowledge that McGoldrick is entitled to a period of at least 21 days from receipt of this Agreement to decide whether to sign this Agreement and the McGoldrick Release, which 21 day period will commence on the date on which McGoldrick receives copies of this Agreement and the McGoldrick Release for review. McGoldrick represents that if he signs this Agreement and the McGoldrick Release before the expiration of the 21 day period, it is because he has decided that he does not need any additional time to decide whether to sign this Agreement and the McGoldrick Release.

    19.  Right to Rescind or Revoke.  McGoldrick understands that he has the right to rescind or revoke this Agreement and the McGoldrick Release for any reason within 15 calendar days after he signs them (which 15-day period expressly includes any other shorter time periods provided by law). McGoldrick understands that this Agreement and the McGoldrick Release will not become effective or enforceable unless and until he has not rescinded this Agreement and the McGoldrick Release and any applicable rescission period has expired. McGoldrick understands that if he wishes to rescind, the rescission must be in writing and hand delivered or mailed to the Company. If hand-delivered, the rescission must be (a) addressed to Ms. Barbara A. Wrigley, Executive Vice President and General Counsel, Minntech Corporation, 14605 28th Avenue North, Minneapolis, Minnesota 55447; and (b) delivered to Ms. Wrigley within the 15-day period. If mailed, the rescission must be: (a) postmarked within the 15-day period; (b) addressed to Ms. Barbara A. Wrigley, Executive Vice President and General Counsel, Minntech Corporation, 14605 28th Avenue North, Minneapolis, Minnesota 55447; and (c) sent by certified mail, return receipt requested.

    20.  Full Compensation.  McGoldrick understands that the payments made and other consideration provided by the Company under this Agreement will fully compensate McGoldrick for and extinguish any and all of the claims McGoldrick is releasing in the McGoldrick Release, including, but not limited to, his claims for attorneys' fees and costs and any and all claims for any type of legal or equitable relief.

    21.  No Admission of Wrongdoing.  McGoldrick understands that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute, or principle of common law, or that the Company has engaged in any improper or unlawful conduct or wrongdoing against McGoldrick. McGoldrick will not characterize this Agreement or the payment of any money or other consideration made in accordance with this Agreement as an admission that the Company has engaged in any improper or unlawful conduct or wrongdoing against him.

    22.  Authority.  McGoldrick represents and warrants that he has the authority to enter into this Agreement and the McGoldrick Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the McGoldrick Release have been assigned to any person or entity not a party to this Agreement and the McGoldrick Release.

    23.  Representation.  McGoldrick acknowledges that he has had a full opportunity to consider this Agreement and the McGoldrick Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement, the McGoldrick Release, or the settlement of his potential claims against the Company, and that he has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the McGoldrick Release, the Minntech Release, the Stock Plans and McGoldrick's agreements relating thereto, the Retirement Plans, and any other employee benefit plans sponsored by the Company in which McGoldrick is a participant.

    24.  Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors, and assigns, including, but not limited to, a purchaser of substantially all the business or assets of the Company, but will not be assignable by either party without the prior written consent of the other party.

    25.  Invalidity.  In the event that any provision of this Agreement, the McGoldrick Release, or the Minntech Release is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement, the McGoldrick Release, or the Minntech Release, and the remaining provisions of this Agreement, the McGoldrick Release, and the Minntech Release will continue to be valid and enforceable, and any court of competent jurisdiction may modify the objectionable provision so as to make it valid and enforceable.

    26.  Entire Agreement.  Before signing this Agreement, the McGoldrick Release, and the Minntech Release, the parties and their representatives engaged in discussions and negotiations and generated certain documents, in which the parties and their representative considered the matters that are the subject of this Agreement, the McGoldrick Release, and the Minntech Release. In such discussions, negotiations, and documents, the parties and their representatives may have expressed their opinions and beliefs concerning the intentions, capabilities, and practices of the parties, and may have forecast future events. The parties recognize, however, that all business transactions, including the transactions upon which the parties' respective opinions, beliefs, and forecasts are based, contain an element of risk, and that it is normal business practice to limit the legal obligations of contracting parties only to those promises and representations that are essential to the transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, this Agreement, the McGoldrick Release, the Minntech Release, the Stock Plans and McGoldrick's agreements relating thereto (as modified by this Agreement), the Retirement Plans, and any other employee benefit plans sponsored by the Company in which McGoldrick is a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement, the McGoldrick Release, the Minntech Release, the Stock Plans and McGoldrick's agreements relating thereto (as modified by this Agreement), the Retirement Plans, or any other employee benefit plans sponsored by the Company in which McGoldrick is a participant are intended by either party to be legally binding, and all other agreements and understandings between the parties are hereby superseded.

    27.  Headings.  The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.

    28.  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

    29.  Governing Law.  This Agreement, the McGoldrick Release, and the Minntech Release will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement, the McGoldrick Release, or the Minntech Release will be governed by, the laws of Minnesota.

    30.  Outplacement Services.  The Company shall pay directly to Lee Hecht Harrison an amount equal to $15,000 for outplacement services for McGoldrick.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

MINNTECH CORPORATION
Barbara A. Wrigley Executive Vice President
MCGOLDRICK
Thomas J. McGoldrick

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SEPARATION AND CONSULTING AGREEMENT